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                                                            EXECUTION ORIGINAL

                                                                      EXHIBIT 1

                       TANGRAM ENTERPRISE SOLUTIONS, INC.

                         SECURITIES CONVERSION AGREEMENT

         THIS SECURITIES CONVERSION AGREEMENT (the "Agreement") is entered into as of February 20, 2001 by and between Tangram Enterprise Solutions, Inc., a Pennsylvania corporation (the "Company") and Safeguard Scientifics, Inc., a Pennsylvania corporation ("Safeguard").

                                    RECITALS

         WHEREAS, Safeguard agreed on September 11, 1997 to lend to the Company on a revolving basis up to $6,000,000 (the "Debt Financing"). The Debt Financing was evidenced by a Second Amended Revolving Note with a principal amount of $6,000,000 dated September 11, 1997, which is attached hereto as Exhibit A (the "Existing Note"). As of the date hereof and prior to the Conversion (as defined below), the outstanding principal and interest under the Note is $3,581,867.38.

         WHEREAS, the Company and Safeguard desire to exchange $3,000,000 of the aggregate amount of principal outstanding under the Existing Note for shares of Series F Convertible Preferred Stock of the Company ("Series F Preferred Stock") on the terms set forth herein (the "Conversion").

         WHEREAS, in connection with the Conversion, the Company desires to amend the Existing Note to reduce the amount which may be borrowed thereunder to $3,000,000, of which $500,000 of principal and $81,867.38 of accrued but unpaid interest will be outstanding immediately after the Conversion.

         WHEREAS, the Company and Safeguard desire to enter into an Investors' Rights Agreement (the "Investor Rights Agreement").

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

         1. CONVERSION/NEW NOTE.

                  1.1 Conversion. Safeguard hereby converts $3,000,000 of the aggregate amount of principal outstanding under the Existing Note as of the date hereof into 3,000 shares of


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Series F Preferred Stock (the "Shares"), the receipt of certificates representing the Shares which is hereby acknowledged by Safeguard. The stated value of each share of Series F Preferred Stock shall be equal to $1,000 per share. The shares of Series F Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Statement of Designations, Preferences and Rights of the Company's Series F Convertible Preferred Stock, in the form attached hereto as Exhibit B (the "Designations").

                  1.2 Amendment of Existing Note. Contemporaneously with the execution hereof, Safeguard and the Company shall enter into the First Amendment to the Second Amended Revolving Note, in the form attached hereto as Exhibit C (the "Note Amendment").

         2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  Except as set forth on the disclosure schedules hereby delivered by the Company to Safeguard (the "Schedules"), the Company represents and warrants to Safeguard as of the date hereof as follows:

                  2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, the Investor Rights Agreement, the Note Amendment and any other agreements to be delivered by the Company that are contemplated herein or delivered pursuant hereto (collectively, the "Related Agreements"), and, to the extent applicable, to issue the Shares and to carry out the provisions of this Agreement, the Related Agreements and the Designations and to carry on its business as currently conducted and as currently proposed to be conducted. The Company is duly qualified, is authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or the Company's business.

                  2.2 Capitalization; Voting Rights. The authorized capital stock of the Company consists of 50,000,000 shares, such shares being designated as follows: (i) 48,000,000 shares of common stock, par value $.01 per share (the "Common Stock") of which (a) 16,405,548 are issued and outstanding and (b) (1) 3,323,700 shares are reserved for future issuance to employees pursuant to the Company's 1997 Equity Compensation Plan adopted by the Company on May 21, 1997, the Company's 1988 Stock Option Plan and the Company's Stock Option Plan for Directors (the "Stock Option Plans") and (2) 3,000,000 shares are reserved for issuance pursuant to the Asset Purchase Agreement, dated February 13, 2001 by and among the Company, Axial Technology Holding AG and Wyzdom Solutions, Inc. (the "Asset Purchase Agreement"); (ii) 2,000,000 shares of preferred stock, par value $.01 per share, consisting of 500,000 shares of Series A Convertible Preferred Stock, par value $.10 per share, of which no shares are issued and outstanding, 200,000 shares of Series B Convertible Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding, 250,000 shares of Series C Convertible Preferred Stock, par value $.01 per share, of which no shares are issued and


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outstanding, 9,500 shares of Series D Convertible Preferred Stock, par value
$.01 per share, of which no shares are issued and outstanding, 1,800 shares of Series E Redeemable Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding, and 3,000 shares of Series F Convertible Preferred Stock, par value $.01 per share (the "Series F Preferred Stock"), of which 3,000 shares will be upon consummation of the transactions contemplated hereby issued and outstanding. The Shares have been duly authorized, and upon consummation of the Conversion, will be fully paid and non-assessable and issued in compliance with all applicable state and federal laws concerning the issuance of securities. All issued and outstanding shares of the Common Stock and the Shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Shares are as stated in the Designations, which was accepted for filing by the Pennsylvania Department of State prior to the date hereof. The shares of Common Stock issuable upon conversion of the Shares pursuant to the terms of the Designations (the "Conversion Shares") have been duly and validly reserved for issuance. Other than the 3,323,700 shares reserved for issuance under the Stock Option Plans and 3,000,000 shares of Common Stock to be issued pursuant to the Asset Purchase Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. The Shares are free of any liens or encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws. When issued in compliance with the provisions of the Designations, the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than liens and encumbrances; provided, however, that the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws.

                  2.3 Authorization; Binding Obligations. All action (corporate or otherwise) on the part of the Company, and its officers, directors and shareholders, necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Designations have been taken. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (b) general principles of equity that restrict the availability of equitable remedies; and (c) to the extent that the enforceability of the indemnification provisions in Sections 2.9 or 3.5 of the Investor Rights Agreement may be limited by applicable laws. The issuance of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. Neither the execution and delivery of this Agreement or the Related Agreements, nor the performance of any of the transactions contemplated hereby or thereby will, directly or indirectly, with or without notice or lapse of time, contravene, conflict with or result in a material violation or breach of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the


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maturity or performance of, or to cancel, terminate or modify any applicable contract legally binding on the Company.

                  2.4 SEC Documents . The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the United States Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder (the "Exchange Act"), on a timely basis (all of the foregoing, together with all reports, schedules, forms, statements and other documents filed by Company's subsidiaries with the SEC, and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, the information contained in the SEC Documents, when viewed in the context of the total mix of information publicly available concerning the Company, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3. REPRESENTATIONS AND WARRANTIES OF SAFEGUARD.

                  Safeguard hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

                  3.1 Requisite Power and Authority. Safeguard has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Safeguard, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Sections 2.9 or 3.5 of the Investor Rights Agreement may be limited by applicable laws.

                  3.2 Investment Representations. Safeguard understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Safeguard also understands that the Shares (and the Conversion Shares) are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Safeguard's representations contained in this Agreement. Safeguard hereby represents and warrants as follows:


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                           (a) Safeguard Bears Economic Risk. Safeguard has
substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Safeguard must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Safeguard also represents it has not been organized for the purpose of acquiring the Shares (or the Conversion Shares).

                           (b) Acquisition for Own Account. Safeguard is
acquiring the Shares and the Conversion Shares for Safeguard's own account, not as nominee or agent, for investment only, and not with a view towards their resale or distribution or any part thereof, and Safeguard has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, Safeguard further represents that Safeguard does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares or the Conversion Shares.

                           (c) Safeguard Can Protect Its Interest. Safeguard
represents that by reason of its, or of its management's, business or financial experience, Safeguard has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Safeguard is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

                           (d) Accredited Safeguard. Safeguard represents that
it is an "accredited investor" within the meaning of Regulation D under the Securities Act.

                           (e) Company Information. Safeguard has received and
read all information of the Company requested by Safeguard and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Safeguard has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

         4. MISCELLANEOUS.

                  4.1 Further Assurances. After the date hereof, consistent with the terms and conditions hereof, each party hereto will execute and deliver such other documents and take such other actions as reasonably requested by the other party to in order to carry out this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

                  4.2 Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of laws principals of any jurisdiction.


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                  4.3 Survival. The representations, warranties, covenants and agreements made herein shall survive the execution of this Agreement. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

                  4.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares and the Conversion Shares from time to time.

                  4.5 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Related Agreements, the Designations and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

                  4.6 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  4.7 Amendment and Waiver.

                           (a) This Agreement may be amended or modified only
upon the written consent of the Company and the holders of at least a majority of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted).

                           (b) The obligations of the Company and the rights of
the holders of the Shares and the Conversion Shares under the Agreement may be waived only with the written consent of the holders of at least a majority of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted).

                  4.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Designations, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. Any waiver, permit, consent or approval of any kind or character on Safeguard's part of any breach, default or noncompliance under this Agreement, the Related Agreements or under the Designations or any waiver on such party's part of any provisions or conditions of the Agreement, the Related Agreements, or the Designations must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this



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Agreement, the Related Agreements, the Designations, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

                  4.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Safeguard at the address set forth on the signature page hereof attached hereto or at such other address as the Company or Safeguard may designate by ten
(10) days advance written notice to the other parties hereto.

                  4.10 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement; provided, however, that the Company shall reimburse Safeguard Scientifics, Inc. or its designees for its reasonable legal fees and expenses, not to exceed $10,000, incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                  4.11 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  4.12 Counterparts. This Agreement and any amendment or supplement hereto may be executed by the parties in separate counterparts, whether originally or by facsimile, each of which when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same agreement.

                  4.13 Broker's Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other fee or commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 4.13 being untrue.

                  4.14 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

                            [SIGNATURE PAGE FOLLOWS]




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                  IN WITNESS WHEREOF, the parties hereto have executed this
Securities Conversion Agreement as of the date set forth in the first paragraph hereof.


COMPANY:                                    SAFEGUARD:

TANGRAM ENTERPRISE
SOLUTIONS, INC.                             SAFEGUARD SCIENTIFICS, INC.



By:                                         By:
   --------------------------------             -------------------------------
Name:                                       Name:
     ------------------------------               -----------------------------
Title:                                      Title:
      -----------------------------                ----------------------------

Address: 11000 Regency Parkway              Address: 800 Safeguard Bldg.
         Suite 401                                   435 Devon Park Drive
         Cary, North Carolina 27511-8504             Wayne, PA  19087-1945



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                                    EXHIBIT A

                          SECOND AMENDED REVOLVING NOTE

                                                            Wayne, Pennsylvania
$6,000,000                                                  September 11, 1997

         FOR VALUE RECEIVED, Tangram Enterprise Solutions, Inc., a Pennsylvania corporation (the "Borrower"), having an office at 11000 Regency Parkway, Suite 401, Cary, North Carolina 27511-8504, hereby promises to pay to the order of Safeguard Scientifics, Inc., a Delaware corporation (the "Lender") or its registered assigns, at the Lender's office located at 435 Devon Park Drive, Wayne, Pennsylvania 19087 or at such other place in the continental United States as the Lender may designate in writing, upon demand, in lawful money of the United States, and in immediately available funds, the principal sum of up to Six Million and no/100 Dollars ($6,000,000), or so much thereof as shall have been advanced by the Lender to the Borrower as hereinafter set forth and then be outstanding, and to pay interest thereon monthly in arrears on the first business day of each calendar month at an annual rate equal to the announced prime rate of PNC Bank, N.A. of Philadelphia, Pennsylvania (the "Prime Rate") plus one percent (1%). All amounts advanced hereon, but not to exceed $6,000,000 at any one time outstanding in the aggregate, shall be so advanced upon the request of the Borrower. All amounts so advanced hereon and all payments made on account of the principal hereof shall be recorded in the books of the Lender, which records shall be final and binding, but failure to do so shall not release the Borrower from any of its obligations hereunder.

         This Note is issued in substitution for a Revolving Note dated April 2, 1997, and shall evidence all outstanding indebtedness thereunder existing as of the date hereof and any additional indebtedness incurred in the future.

         Borrower's obligations under this Note, regardless of whether demand for payment has been made by Lender, are subject and subordinate to all of Borrower's obligations to Wachovia Bank of North Carolina, N.A. ("Wachovia Bank"), and all liens and security interests granted by Borrower to Wachovia Bank. Upon the occurrence of an event of default by Borrower under any note, loan agreement or related agreement or instrument between Borrower and Wachovia Bank, Borrower shall immediately notify Lender, regardless of whether demand for payment has been made by Lender, and Lender shall not exercise any of its rights or remedies against Borrower, and Borrower shall not make any payments to Lender hereunder, for a period of 90 days thereafter without the consent of Wachovia Bank. so long as there is no uncured event of default outstanding under any Wachovia Bank loan, Borrower may make all required payments to Lender under this Note.

         The unpaid principal balance of the Note shall be paid on the date which is one year and one month after the date of demand for payment by the Lender; provided that, in the event of a sale of substantially all of the assets of Borrower, a merger or consolidation of Borrower with or into a third party, or the acquisition of a majority of Borrower's outstanding voting stock by a "person" (as such term is defined under Section 13 of the Securities Exchange Act of 1934, as amended) other than Safeguard Scientifics, Inc., or any of its wholly-owned subsidiaries, the unpaid principal balance of the Note shall be paid on the date which is five days after the date of demand for payment by the Lender. In addition, upon the closing of a sale of debt or equity securities by the Company to any third party, the Company shall apply the proceeds (net of underwriting discounts and commissions) in excess of $2,500,000 first to the repayment of the then outstanding obligations under this Note.

         All payments made on this Note (including, without limitation, prepayments) shall be applied, at the option of the Lender, first to late charges and collection costs, if any, then to accrued interest and then to principal. Interest payable hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Accrued and unpaid interest shall be due and payable upon maturity of this Note. After maturity or in the event of default, interest shall continue to accrue on the Note at the rate set forth above and shall be payable on demand of the Lender.

         Unless there is an uncured event of default under any Wachovia Bank loan, the outstanding principal amount of this Note may be prepaid by the Borrower upon notice to the Lender in whole at any time or in part from time to time without any prepayment penalty or premium; provided, that upon such payment any interest due to the date of such prepayment on such prepaid amount shall also be paid.

         Notwithstanding anything in this Note, the interest rate charged hereon shall not exceed the maximum rate allowable by applicable law. If any stated interest rate herein exceeds the maximum allowable rate, then the interest rate shall be reduced to the maximum allowable rate, and any excess payment of interest made by the Borrower at any time shall be applied to the unpaid balance of any outstanding principal of this Note.

         An event of default hereunder shall consist of:

         (i) a default in the payment by the Borrower to the Lender of principal or interest under this Note as and when the same shall become due and payable;

         (ii) an event of default by the Borrower under any other obligation, instrument, note or agreement for borrowed money, beyond any applicable notice and/or grace period;

         (iii) institution of any proceeding by or against the Borrower under any present or future bankruptcy or insolvency statute or similar law and, if involuntary, if the same are not stayed or dismissed within sixty (60) days, or the Borrower's assignment for the benefit of creditors or the appointment of a receiver, trustee, conservator or other judicial representative for the Borrower or the Borrower's property or the Borrower's being adjudicated a bankrupt or insolvent.

Upon the occurrence of any event of default, interest shall accrue on the outstanding balance of this Note at the Prime Rate plus three percent (3%), the entire unpaid principal amount of this Note and all unpaid interest accrued thereon shall, at the sole option of the Lender, without notice, become immediately due and payable, and the Lender shall thereupon have all the rights and remedies provided hereunder or now or hereafter available at law or in equity.

         Any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of interest and costs, exceeds $1,000,000 ("Summary Proceeding"), arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be litigated exclusively in the Superior Court of the State of Delaware (the "Delaware Superior Court") as a summary proceeding pursuant to Rules 124-131 of the Delaware Superior Court, or any successor rules (the "Summary Proceeding Rules"). Each of the parties hereto hereby irrevocably and unconditionally (i) submits to the jurisdiction of the Delaware Superior Court for any Summary Proceeding, (ii) agrees not to commence any Summary Proceeding except in the Delaware Superior Court, (iii) waives, and agrees not to plead or to make, any objection to the venue of any Summary Proceeding in the Delaware Superior Court, (iv) waives, and agrees not to plead or to make, any claim that any Summary Proceeding brought in the Delaware Superior Court has been brought in an improper or otherwise inconvenient forum,
(v) waives, and agrees not to plead or to make, any claim that the Delaware Superior Court lacks personal jurisdiction over it, (vi) waives its right to remove any Summary Proceeding to the federal courts except where such courts are vested with sole and exclusive jurisdiction by statute and (vii) understands and agrees that it shall not seek a jury trial or punitive damages in any Summary Proceeding based upon or arising out of or otherwise related to this Agreement waives any and all rights to any such jury trial or to seek punitive damages.

         In the event any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of interest and costs, does not exceed $1,000,000 (a "Proceeding"), arising out of or relating to this Agreement or the breach, termination or validity thereof is brought, the parties to such Proceeding agree to make application to the Delaware Superior Court to proceed under the Summary Proceeding Rules. Until such time as such application is rejected, such Proceeding shall be treated as a Summary Proceeding and all of the foregoing provisions of this Section relating to Summary Proceedings shall apply to such Proceeding.

         If a Summary Proceeding is not available to resolve any dispute hereunder, the controversy or claim shall be settled by arbitration conducted on a confidential basis, under the U.S. Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association (the "Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware. The arbitration shall be conducted at the Association's regional office located closest to the Borrower's principal place of business by three arbitrators, at least one of whom shall be knowledgeable in software design, programming and implementation and one of whom shall be an attorney. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless at least 60 days prior thereto such party shall have given written notice to the other party of its intent to do so.

         Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests but shall not be sought as a means to avoid or stay arbitration or Summary Proceedings.

         The Borrower hereby waives presentment, demand, protest and notice of dishonor and protest, and also waives all other exemptions; and agrees that extension or extensions of the time of payment of this Note or any installment or part thereof may be made before, at or after maturity by agreement by the Lender. Upon default hereunder the Lender shall have the right to offset the amount owed by the Borrower against any amounts owed by the Lender in any capacity to the Borrower, whether or not due, and the Lender shall be deemed to have exercised such right of offset and to have made a charge against any such account or amounts immediately upon the occurrence of an event of default hereunder even though such charge is made or entered on the books of the Lender subsequent thereto. The Borrower shall pay to the Lender, upon demand, all costs and expenses, including, without limitation, attorneys' fees and legal expenses, that may be incurred by the Lender in connection with the enforcement of this Note.

         Notices required to be given hereunder shall be deemed validly given
(i) three business days after sent, postage prepaid, by certified mail, return receipt requested, (ii) one business day after sent, charges paid by the sender, by Federal Express Next Day Delivery or other guaranteed delivery service, (iii) when sent by facsimile transmission, or (iv) when delivered by hand:

         If to the Lender: Safeguard Scientifics (Delaware), Inc.
                               800 The Safeguard Building
                               435 Devon Park Drive
                               Wayne, Pennsylvania  19087
                               Attn: Michael W. Miles
                                     Vice President and Chief Financial Officer

         If to the Borrower:   Tangram enterprise Solutions, Inc.
                               11000 Regency Parkway
                               Suite 401
                               Cary, North Carolina 27511-8504
                               Attn: John Nelli, Chief Financial Officer

or to such other address, or in care of such other person, as the holder or the Borrower shall hereafter specify to the other from time to time by due notice.

                  Any failure by the Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time. No amendment to or modification of this Note shall be binding upon the Lender unless in writing and signed by it. Any provision hereof found to be illegal, invalid or unenforceable for any reason whatsoever shall not affect the validity, legality or enforceability of the remainder hereof. This Note shall apply to and bind the successors of the Borrower and shall inure to the benefit of the Lender, its successors and assigns.


         This Note shall be governed by and interpreted in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the Borrower, by its duly authorized officer intending to be legally bound hereby, has duly executed this First Amended Revolving Note as of the date first written above.

                                           /s/ John N. Nelli
                                           ---------------------------------
                                           Print Name: John N. Nelli
                                           Title: Senior Vice President and
                                                  Chief Financial Officer

                                    EXHIBIT B

                                    EXHIBIT A

                       TANGRAM ENTERPRISE SOLUTIONS, INC.

                STATEMENT OF DESIGNATIONS, PREFERENCES AND RIGHTS
                   OF THE SERIES F CONVERTIBLE PREFERRED STOCK

                         PURSUANT TO SECTION 1522 OF THE
          BUSINESS CORPORATION LAW OF THE COMMONWEALTH OF PENNSYLVANIA


         Tangram Enterprise Solutions, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, does hereby certify that, pursuant to the authority conferred upon the Corporation's Board of Directors (the "Board") by Article 5 of these Articles of Incorporation of the Corporation, which authorized 2,000,000 shares of Preferred Stock of the Corporation, $.01 par value per share ("Preferred Stock"), and pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), the Board of Directors, at a duly called meeting held on February 19, 2001, has duly adopted resolutions providing for the issuance of up to 3,000 shares of Series F Convertible Preferred Stock and setting forth the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, which are as follows:

         1. Designation of the Series.The shares of such series of preferred stock shall be designated as "Series F Convertible Preferred Stock" (the "Series F Preferred Stock") and the number of shares constituting such series shall be 3,000. The par value of the Series F Preferred Stock shall be $.01 per share and the issuance price of the Series F Preferred Stock shall be $1,000 per share (the "Purchase Price").

         2. Dividends.

                  2.1 Accrual of Dividends. The holders of the then outstanding shares of Series F Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative quarterly dividends when and as if they may be declared by the Board at a rate per share equal to two percent (2%) per quarter of the Purchase Price. The amount of such dividend shall be compounded daily such that if the dividend is not paid for such day, the unpaid amount shall be added to the original Purchase Price for purposes of calculating succeeding days' dividends. Such dividends shall accrue on the Series F Preferred Stock commencing on the date of original issuance thereof and be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If such cumulative dividends in respect of any prior or current daily dividend period shall not have been declared and paid or if there shall not have been a sum sufficient for the payment thereof set apart, the deficiency shall first be fully-paid before any dividend or other distribution shall be paid or declared and set apart with respect to any class of the Corporation's capital stock, now or hereafter outstanding. All numbers relating to the calculation of dividends pursuant to this Section 2.1 shall be subject to appropriate adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving or affecting a change in the Corporation's capital structure.

                  2.3 Dividends In Kind. Notwithstanding anything to the contrary contained herein, in the event the Corporation shall make or Issue, or shall fix a record date for the determination of holders of the Corporation's Common Stock ("Common Stock") entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) assets, then, and in each such event, the holders of Series F Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or other such assets of the Corporation which such holders would have received had their shares of Series F Preferred Stock been converted into Common Stock, in the manner hereinafter set forth, immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

                  2.4 Restrictions On Distributions. Except to the extent that in any instance approval is provided in writing by the Majority Interest of the holders of the outstanding shares of Series F Preferred Stock, for so long as any shares of Series F Preferred Stock are outstanding the Corporation shall not declare or pay any dividends on, or purchase, redeem, retire, or otherwise acquire for value, any shares of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital or make any distribution to the holders of any capital stock, or permit any Subsidiary (as defined below) to do any of the foregoing, except as set forth in these Articles of Incorporation in connection with the Series F Preferred Stock. "Subsidiary" or "Subsidiaries" means any corporation, partnership, or joint venture or other entity of which the Corporation and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty percent (50%) of the outstanding voting shares or similar interests. Notwithstanding the foregoing, Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation, and nothing contained in the foregoing shall prevent the Corporation from: (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock paid to the holders of shares of such class of capital stock, subject to the provisions of these Articles of Incorporation; (ii) complying with any specific provision of the terms of any currently or subsequently designated series of Preferred Stock in accordance with its terms; (iii) redeeming or repurchasing any stock of a deceased shareholder out of proceeds of insurance held by the Corporation on that shareholder's life; or (iv) redeeming or repurchasing any stock of any director, officer, employee, advisor, consultant or other person or entity, pursuant to a stock repurchase agreement, stock restriction agreement or other similar agreement under which the Corporation has the right or obligation to repurchase such shares in the event of death, termination of employment or of the consulting arrangement, or other similar discontinuation of a business relationship.

         3. Liquidation, Dissolution and Winding Up.

                  3.1 Treatment at Liquidation, Dissolution or Winding Up.

                           3.1.1 Liquidation Preference. In the event of any
liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, the holders of each share of Series F Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings ("Available Assets"), before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series F Preferred Stock in liquidation preference (collectively, "Junior Stock"), an amount (the "Liquidation Preference") equal to: (i) an amount per share of Series F Preferred Stock equal to the Purchase Price plus all accrued but unpaid dividends on such Series F Preferred Stock, if such amount plus the amount which should be payable to the holders of the shares of Series F Preferred Stock pursuant to Section 3.1.2 below (assuming that the distribution to such holders was made pursuant to this clause (i)) is greater than such amount per share of Series F Preferred Stock as would have been payable had each share of Series F Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up (the "Conversion Amount"), and otherwise (ii) the Conversion Amount. If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the holders of Series F Preferred Stock the full amounts to which such holders otherwise would be entitled, the holders of Series F Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series F Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

                           3.1.2 Participation Rights. After payment of all
liquidation preference amounts to all holders of Preferred Stock pursuant to
Section 3.1.1 above but only if such payment was made pursuant to clause (i) of
Section 3.1.1, the entire remaining Available Assets, if any, shall be distributed among the holders of Common Stock, Series F Preferred Stock and any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution, in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of such shares of Preferred Stock held by them.

                  3.2  Treatment of Reorganization.

                           3.2.1 Transaction Payment. Within five (5) business
days after receipt of an Event Notice, pursuant to Section 5.2.3 below, a Majority Interest of the holders of the shares of Series F Preferred Stock may provide the Corporation with written notice of its election to treat the Liquidity Event as a liquidation, dissolution or winding up of the Corporation in which case the Corporation and each holder of shares of Series F Preferred Stock shall require that prior to or concurrent with consideration from any such transaction being paid to the Corporation (if the consideration is to be received by the Corporation in an asset transaction) or by any third party to other shareholders of the Corporation (if the consideration is to be received directly by the shareholders in a merger or stock purchase transaction), a payment (the "Transaction Payment") shall be made to the holders of the shares of Series F Preferred Stock equal to the amount that the holders of shares of Series F Preferred Stock would have received had the entire consideration in the transaction with respect to a Liquidity Event involving the sale of all or substantially all of the assets of the Corporation, net of any liabilities of the Corporation not assumed or otherwise paid by the acquiring entity including, without limitation, taxes, fees and expenses arising in connection with such transaction, been deemed Available Assets for distribution to the shareholders of the Corporation upon liquidation pursuant to Section 3.1 hereof.

                           3.2.2 Partial Sale or Transfer. If the Liquidity
Event involves the sale or transfer of fewer than all of the shares or assets of the Corporation, the aggregate consideration shall be appropriately increased as if all of the shares or assets had been sold (such amount to be calculated to reflect, in a partial asset sale, the value of assets and liabilities not transferred and in a partial sale of the shares or assets of the Corporation, the value of the shares not transferred, including with respect to the shares of Series F Preferred Stock, their rights and priorities established herein).

                           3.2.3 Payment of Transaction Payment. Except as
provided in the immediately succeeding sentence, the Transaction Payment shall be paid in cash. If securities of the acquiring entity are Issued to the holders of the Corporation's Common Stock in the Liquidity Event (the "Acquiring Stock"), the Transaction Payment shall be paid in such portions of cash and Acquiring Stock as shall be determined by the Majority Interest of the holders of the shares of Series F Preferred Stock, in their sole discretion. The Acquiring Stock utilized to make the Transaction Payment, if any, shall have the same rights, preferences and restrictions (including whether the issuance or sale of such Acquiring Stock is registered or entitled to registration rights under the Securities Act of 1933, as amended), and shall have an equivalent value for purposes of determining the number of shares required to be Issued hereunder, as the Acquiring Stock Issued to the holders of the Corporation's Common Stock in the Liquidity Event. If the Acquiring Stock is valued by the parties to the Liquidity Event, the value so agreed upon shall control for purposes of determining that amount of the entire consideration in the transaction, the Transaction Payment and the payments thereof. If the Acquiring Stock is not so valued, the value determined in good faith by the Board as the fair value of such stock shall control for purposes of determining the amount of the entire consideration in the transaction, the Transaction Payment and the payment thereof. Upon the payment in full of the Transaction Payment, shares of Series F Preferred Stock shall be deemed retired and no longer outstanding and the holders of shares of Series F Preferred Stock shall not be entitled to any further rights in respect therein.

         4. Voting Rights. In addition to the specific voting rights provided herein, each holder of Series F Preferred Stock shall be entitled to vote together with the Common Stock and all other series and classes of stock permitted to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (including election of directors) in accordance with the provisions of this Section 4, except with respect to matters in respect of which one or more other classes of capital stock of the Corporation is entitled to vote as a separate class under the PBCL or the provisions of these Articles of Incorporation. Each holder of Series F Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation at the same time and in the same manner as notice is given to all other shareholders entitled to vote at such meetings. For each vote in which holders of Series F Preferred Stock are entitled to participate, the holder of each share of Series F Preferred Stock shall be entitled to that number of votes per share to which such holder would have been entitled had such share of Series F Preferred Stock then been converted into shares of Common Stock pursuant to the provisions of Section 5.1.1 hereof, at the record date for the determination of those holders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

         5. Conversion. The holders of Series F Preferred Stock shall have the following rights and be subject to the following obligations with respect to the conversion of such shares into shares of Common Stock.

                  5.1 Right to Convert Series F Preferred Stock.

                           5.1.1 Subject to and in compliance with the
provisions of this Section 5, each share of Series F Preferred Stock may, at the option of the holder thereof, be converted at any time and from time to time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock which a holder of Series F Preferred Stock shall be entitled to receive upon conversion shall be equal to the product obtained by multiplying
(i) the number of shares of Series F Preferred Stock being converted at any time by (ii) the rate (the "Conversion Rate") equal to the quotient obtained by dividing the Purchase Price by the Conversion Price. The initial "Conversion Price," subject to adjustment in accordance with this Section 5.1, shall be $2.00.

                           5.1.2 Such rights of conversion shall be exercised by
the holder of Series F Preferred Stock by giving written notice that such holder elects to convert a stated number of shares of Series F Preferred Stock into shares of Common Stock and by surrendering the certificate or certificates for the shares of Series F Preferred Stock to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series F Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for the shares of Common Stock shall be Issued.

                  5.2 Anti-Dilution Adjustments.

                           5.2.1 Adjustment of Price Upon Issuance of Shares of
Common Stock. Except as provided in Section 5.2.2 while there are any shares of Series F Preferred Stock outstanding, if and whenever the Corporation shall Issue, or is, in accordance with Sections 5.2.1(1) through 5.2.1(7) below, deemed to have Issued, any shares of Common Stock for no consideration or a consideration per share less than the Conversion Price in effect immediately prior to the time of such Issuance or, as to Common Stock Equivalents, Net Consideration Per Share less than the Conversion Price in effect immediately prior to the time of such Issuance, then, forthwith upon such Issue or sale, the Conversion Price shall be reduced to the price determined by multiplying such Conversion Price by the following fraction:

                                      N(0) + N(1)
                                      -------------
                                      N(0) + N(2)

                  Where:

                  N(0) = the number of shares of Common Stock outstanding immediately prior to the Issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a Fully-Diluted Basis (as defined below)).

                  N(1) = the number of shares of Common Stock which the aggregate consideration, if any, (including the Net Consideration Per Share with respect to the issuance of Common Stock Equivalents) received or receivable by the Corporation for the total number of such additional shares of Common Stock so Issued or deemed to be Issued would purchase at the Conversion Price in effect immediately prior to such issuance.

                  N(2) = the number of such additional shares of Common Stock so Issued or deemed to be Issued.

                  The provisions of this Section 5.2.1 may be waived as to all shares of Series F Preferred Stock in any instance upon the written agreement of the holders of a Majority Interest of the outstanding shares of Series F Preferred Stock.

                  For purposes of this Section 5.2.1, the following Sections 5.2.1(1)to 5.2.1(7)shall also be applicable:

                           (1) Issuance of Common Stock Equivalent, Expiration
of Common Stock Equivalents. For the purposes of this Section 5.2.1(1), the Issuance of any Common Stock Equivalents shall be deemed an Issuance of shares of Common Stock. Any obligation, agreement or undertaking to Issue Common Stock Equivalent at any time in the future shall be deemed to be an Issuance of shares of Common Stock at the time such obligation, agreement or undertaking is made or arises. If, as, and when such Common Stock Equivalent expires or is canceled without being exercised, the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price that would have been in effect (a) had the expired or canceled Common Stock Equivalent not been Issued, and (b) had the adjustments made to the Conversion Price since the date of Issuance of such Common Stock Equivalent been made to the Conversion Price which would have been in effect had the expired or canceled Common Stock Equivalent not been Issued.

                           (2) Change in Net Consideration Per Share of Common
Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time other than as a result of the application of anti-dilution provisions substantially similar to the provisions of this Section 5.2, then, commencing upon, and with respect to, a conversion occurring after the effectiveness of each such change, the Conversion Price will be that which would have been obtained (a) had the adjustments made pursuant to
Section 5.2.1 upon the Issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities, and (b) had the adjustments made to the Conversion Price since the date of issuance of such Common Stock Equivalent been made to such Conversion Price as adjusted pursuant to clause (a) above.

                           (3) Net Consideration Per Share. The "Net
Consideration Per Share" which shall be receivable by the Corporation for any shares of Common Stock Issued upon the exercise or conversion of any Common Stock Equivalents shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents, plus the amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be used if such Common Stock Equivalents were exercised, exchanged or converted assuming satisfaction of all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion..

                           (4) Allocations. In case the Corporation shall make
any allocation or other distribution upon any share of the Corporation payable in shares of Common Stock (except for allocations or distributions upon the shares of Common Stock or the shares of Series F Preferred Stock) or Common Stock Equivalent, any shares of Common Stock or Common Stock Equivalents, as the case may be, Issuable in payment of such allocation or distribution shall be deemed to have been Issued or sold for a consideration of $.001.

                           (5) Consideration for Shares. In case any shares of
Common Stock or Common Stock Equivalents shall be Issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents shall be Issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case Common Stock Equivalent shall be Issued in connection with the Issue and sale of other securities of the Corporation, together comprising one integral transaction in which no special consideration is allocated to such Common Stock Equivalents by the parties thereto, such Common Stock Equivalents shall be deemed to have been Issued for such consideration as determined in good faith by the Board.

                           (6) Record Date. In case the Corporation shall
establish a record date with respect to the holders of its shares of Common Stock for the purpose of entitling them (i) to receive an allocation or other distribution payable in shares of Common Stock or Common Stock Equivalents or
(ii) to subscribe for or purchase shares of Common Stock or Common Stock Equivalents, then such record date shall be deemed to be the date of the Issuance of the shares of Common Stock deemed to have been Issued upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                           (7) Exceptions to Anti-Dilution Adjustments; Basket
for Reserved Employee Shares. The anti-dilution adjustments set forth in this
Section 5.2.1 shall not apply under any of the circumstances contemplated in
Section 5.2.2 hereof. Further, this Section 5.2.1 shall not apply with respect to the (i) Issuance or sale of Common Stock or Common Stock Equivalents to purchase or otherwise obtain shares of Common Stock, to directors, employees and consultants of the Corporation or any Subsidiary pursuant to any qualified or non-qualified option plan or agreement, purchase plan or agreement, restriction agreement, employee ownership plan, consulting agreement, or such other options, Issuances, arrangements, agreements, or plans intended principally as a means of providing compensation for employment or services provided that in each such case such plan, agreement, or other arrangement or Issuance is approved by the Board, (ii) conversion or exercise of currently outstanding convertible or exercisable securities or other Common Stock Equivalents Issued on the date of original Issuance of the shares of Series F Preferred Stock, (iii) the Issuance of any shares which are Issued pursuant to the exercise or conversion of any Common Stock Equivalents, or (iv) 3,000,000 shares of Common Stock to be issued pursuant to the Asset Purchase Agreement, dated February 13, 2001, by and among the Corporation, Axial Technology Holding AG and Wyzdom Solutions, Inc..

                           5.2.2 Adjustment Upon Extraordinary Common Stock
Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Conversion Price of each share of Series F Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Price of the Series F Preferred Stock, which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. An "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                           5.2.3 Liquidity Event; Reorganization or
Reclassification. At least ten (10) business days prior to the consummation of a Liquidity Event, reorganization or reclassification of the shares of the Corporation, the Corporation and the other holders of shares to the extent a party to such event shall provide the holders of the shares of Series F Preferred Stock written notice of such event (the "Event Notice"). If any Liquidity Event, capital reorganization or reclassification of the shares of the Corporation shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive shares, securities or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such Liquidity Event, reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of shares of Series F Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such shares of Series F Preferred Stock, such shares, securities or assets as may be Issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore receivable upon such conversion had such Liquidity Event, reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares, securities or assets thereafter deliverable upon the exercise of such conversion rights. In the case of a transaction to which both this Section 5.2.3 and Section 3.2 hereof apply, the Majority Interest of the outstanding shares of Series F Preferred Stock shall have the option to elect treatment for the shares of Series F Preferred Stock under either this Section 5.2.3 or under Section 3.2.1, notice of which election shall be submitted in writing to the Corporation at its principal office no later than five (5) business days after receipt of the Event Notice.

                           5.2.4 Notice of Adjustment. Upon any adjustment of
the Conversion Price, then in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier, or telex, addressed to each holder of shares of Series F Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

                           5.2.5 Issue Tax. The issuance of certificates for
shares of Common Stock upon conversion of shares of Series F Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series F Preferred Stock which is being converted.

                           5.2.6 Closing of Books. The Corporation will at no
time close its transfer books against the transfer of any shares of Series F Preferred Stock or of any shares of Common Stock Issued or Issuable upon the conversion of any shares of Series F Preferred Stock in any manner which interferes with the timely conversion of such shares of Series F Preferred Stock, except as may otherwise be required to comply with applicable securities or tax laws.

                           5.2.7 Fractional Shares; Distributions; Partial
Conversion. No fractional shares of Common Stock shall be Issued upon conversion of shares of Series F Preferred Stock into shares of Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash distributions on the shares of Common Stock Issued upon such conversion. In case the number of shares of Series F Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 5.1 exceeds the number of shares of Series F Preferred Stock converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series F Preferred Stock represented by the certificate or certificates surrendered that are not to be converted. If any fractional shares of Common Stock would, except for the provisions of the first sentence of this Section 5.2.7, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the shares of Series F Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of the Corporation.

                    5.3 Conversion Issuance Limit - Prohibition. Notwithstanding anything to the contrary herein, in no event shall the Conversion Price be reduced to an amount such that the number of shares of Common Stock thereafter issuable upon conversion of the Series F Preferred Stock (together with any shares of Common Stock previously issued pursuant to the conversion of shares of Series F Preferred Stock) would be equal to or greater than 3,281,110 shares of Common Stock (as adjusted for any stock splits, stock dividends or other recapitalizations) (the "Conversion Issuance Limit"), unless the Nasdaq marketplace rules (Rule 4300 and 4400 Series) then in effect (i) would permit such an issuance in excess of the Conversion Issuance Limit to occur, or (ii) would permit such an issuance in excess of the Conversion Issuance Limit to occur upon receipt of the approval of the Corporation's shareholders, and such approval is obtained.

                    5.4 Conversion Issuance Limit - Consent. If the Corporation at any time or from time to time desires to Issue (or in accordance with Sections 5.2.1(1) through 5.2.1(7) above would if such transaction were contemplated, be deemed to have Issued) any shares of Common or Common Stock Equivalents as a result of which the Conversion Price would, but for Section 5.3 above, be reduced to an amount such that the number of shares of Common Stock thereafter issuable upon conversion of the Series F Preferred Stock (together with any shares of Common Stock previously issued pursuant to the conversion of shares of Series F Preferred Stock) would be equal to or greater than the Conversion Issuance Limit, then the Corporation shall first give written notice thereof to the holders of the Series F Preferred Stock, and request that such holders consent to any such Issue (or deemed Issue) (the "Issuance Notice"). In the event that a Majority Interest of the holders of the Series F Preferred Stock shall give such consent to Corporation in writing within five (5) business days of the holders of the Series F Preferred Stock's receipt of the Issuance Notice, and the Corporation shall consummate such Issue, then the all accrued but unpaid dividends on the Series F Preferred Stock as of the date thereof shall be immediately declared and paid to the holders of the Series F Preferred Stock and all subsequent dividends on the Series F Preferred Stock shall be declared and paid in cash semi-annually (on each six and twelve month anniversary from the date of issuance) to the holders of the Series F Preferred Stock. In the event that a Majority Interest of the holders of the Series F Preferred Stock do not so consent within such five (5) business day period above, then the Corporation may not consummate such Issue. All notices in this
Section 5.4 shall be hand-delivered or delivered by nationally recognized overnight courier.

         6. RESTRICTIONS AND LIMITATIONS ON CORPORATE ACTION. As long as any of the shares of Series F Preferred Stock are outstanding, the holders of Series F Preferred Stock shall vote as a separate voting group on, and the affirmative vote of the Majority Interest of the holders of the Series F Preferred Stock then outstanding (whether by written consent or by a duly called meeting) shall be required to authorize, any action by the Corporation or its Subsidiaries which would:

                  6.1 in any manner (A) authorize, create, amend or Issue any class or series of capital stock ranking, either as to payment of dividends, distribution of assets upon liquidation or otherwise, or redemption, prior to or on parity with the Series F Preferred Stock or (B) authorize, create, amend or Issue any shares of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares having any such priority or on parity with the Series F Preferred Stock;

                  6.2 in any manner alter or change the designation or the powers, preferences or rights or the qualifications, limitations or restrictions of the Series F Preferred Stock;

                  6.3 reclassify shares of Common Stock, or any other shares of any class or series of capital stock hereinafter created junior to the Series F Preferred Stock into shares of any class or series of capital stock ranking, either as to payment of dividends, distribution of assets upon liquidation or otherwise, or redemption, prior to or on a parity with the Series F Preferred Stock;

                  6.4 increase the authorized number of shares of Series F Preferred Stock, issue additional shares of Series F Preferred Stock or authorize any other class or series of capital stock of the Corporation or its Subsidiaries;

                  6.5 result in any material change in the nature of the business engaged in by the Corporation;

                  6.6 create, authorize, reserve or involve the issuance of shares of Common Stock which in the aggregate exceeds 3,323,700 in connection with Common Stock Equivalents hereafter issued to officers, employees, directors or consultants of the Corporation pursuant to any plan, agreement or other arrangements, including without limitation, options granted pursuant to the Corporation's 1998 Stock Option Plan, the Corporation's Stock Option Plan for Directors and the Corporation's 1997 Equity Compensation Plan adopted by the Corporation on May 21, 1997 each as amended or restated from time to time;

                  6.7 result in the redemption, repurchase or other acquisition by the Corporation of capital stock or other securities of the Corporation or its Subsidiaries, except for (i) redemption of the Series F Preferred Stock as set forth in these Articles of Incorporation and (ii) repurchases or other acquisitions of capital stock of the Corporation at a purchase price not in excess of the original purchase price of such capital stock, from employees of the Corporation upon such employees' termination of employment from the Corporation pursuant to the terms and conditions of agreements which provide the Corporation the right to repurchase such capital stock upon such termination of employment;

                  6.8 result in (i) any liquidation, dissolution, winding-up or similar transaction of the Corporation or its Subsidiaries, (ii) a sale of all or substantially all of the assets of the Corporation or its Subsidiaries or a merger, consolidation, sale of capital stock or other transaction in which the holders of capital stock of the Corporation and its Subsidiaries, in the aggregate, immediately prior to such transaction will hold, immediately after such transaction, less than 50% of the aggregate voting power of outstanding capital stock of the surviving company, or (iii) any acquisition by the Corporation or its Subsidiaries of another corporation or other business entity, or the assets thereof, in which the aggregate consideration paid, or to be paid, by the Corporation equals or exceeds

$10,000,000 (including, without limitation, all assumed debt, all cash payments, and the fair market value of all securities or other property issued as consideration);

                  6.9 result in the creation of indebtedness of the Corporation or its Subsidiaries, including, without limitation, any loan agreement, promissory note (or other evidence of indebtedness), mortgage, security agreement or lease, such that after such transaction the aggregate indebtedness of the Corporation and its Subsidiaries to all parties would exceed $3,500,000 (other than indebtedness relating to that certain lease under the Master Equipment Lease Agreement dated July 23, 1997 by and between the Corporation and Triangle Technology Leasing); or

                  6.10 that would in any way amend, alter, restate or otherwise change these Articles of Incorporation or the Bylaws of the Corporation, or the organizational documents of the Corporation's Subsidiaries.

         7. Redemption.

                  7.1 Commencing at any time on or after February 20, 2003, upon at least 30 days prior written notice by the Corporation to the holders of the Series F Preferred Stock (the "Redemption Notice"), the Corporation may, to the extent it may lawfully do so, redeem all of the shares of Series F Preferred Stock as of the date set forth in the Redemption Notice (the "Redemption Date"), by paying in cash therefor on such Redemption Date a sum per share equal to one hundred three percent (103%) of the Purchase Price (as appropriately adjusted for splits, combinations, dividends or similar transactions) plus all accrued but unpaid dividends on the Series F Preferred Stock (the total amount of such payment is hereafter referred to collectively, as the "Redemption Price").

                  7.2 Except as provided herein, on or after the Redemption Date, the holders of the Series F Preferred Stock shall surrender to the Corporation the certificate or certificates representing such shares and thereupon the Redemption Price of such shares shall be immediately payable and shall be immediately paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

                  7.3 From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series F Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         8. No Dilution or Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, Issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series F Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Corporation
(a) will not increase the par value of any shares of stock receivable on the conversion of the Series F Preferred Stock above the Purchase Price, and (b) will take such action as may be necessary or appropriate in order that the Corporation may validly and legally Issue fully-paid and nonassessable shares of stock on the conversion of all Series F Preferred Stock from time to time outstanding.

         9. Notices of Record Date. In the event of (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right; (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person; or (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series F Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least fifteen (15) days prior to the date specified in such notice on which action is being taken.

         10. Status of Converted or Repurchased Series F Preferred Stock. Any share or shares of Series F Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be returned to the status of authorized but unissued shares of undesignated Series F Preferred Stock, and may only be reissued in compliance with the provisions of these Articles of Incorporation. Upon the cancellation of all outstanding shares of Series F Preferred Stock, the provisions of the designation of Series F Preferred Stock shall terminate and have no further force and effect.

         11. Definitions. For purposes of these Articles of Incorporation, the following terms used herein shall have the meanings ascribed below:

                  "Acquiring Stock" shall have the meaning set forth in Section
3.2.3 hereof.

                  "Affiliates" shall mean any person that is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, but with respect to Safeguard, neither the Corporation nor any of its directors and officers, in such capacities, shall be considered affiliates of Safeguard hereunder.

                  "Available Assets" shall have the meaning as set forth in
Section 3.1.1

                  "Board" shall have the meaning set forth in introductory paragraph of these Articles of Incorporation.

                  "Common Stock" shall have the meaning set forth in Section 2.3 hereof.

                  "Common Stock Equivalents" shall mean warrants, options, subscription or other rights to purchase or otherwise obtain Common Stock and the Issuance of any securities or other rights convertible into or exchangeable for Common Stock and the Issuance of any warrants, options, subscription or other rights to purchase or otherwise obtain such convertible or exchangeable securities.

                  "Conversion Price" shall have the meaning as set forth Section
5.1.1 hereof.

                  "Conversion Rate" shall have the meaning as set forth in
Section 5.1.1 hereof.

                  "Corporation" shall mean Tangram Enterprise Solutions, Inc., a Pennsylvania corporation.

                  "Event Notice" shall have the meaning as set forth in Section
5.2.3 hereof.

                  "Extraordinary Common Stock Event" shall have the meaning as set forth in Section 5.2.2 hereof.

                  "Fully Diluted Basis" shall mean as to any class of capital stock the number of shares of such class of capital stock which would then be outstanding, assuming the exercise or conversion of all then exercisable or convertible Common Stock Equivalents which, directly or indirectly, on exercise, exchange or conversion result in the issuance of shares of such class of capital stock, assuming in each instance that the holder thereof receives the maximum number of shares of capital stock or securities issuable, directly or indirectly, under the terms of the respective instrument, assuming satisfaction of all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the amount of capital stock ultimately issuable upon exercise or conversion.

                  "Issue" in any of its forms, for the purposes of these Articles of Incorporation shall mean to sell, grant or otherwise issue in any manner or any agreement or commitment to do any of the foregoing.

                  "Junior Stock" shall have the meaning as set forth in Section
3.1.1 hereof.

                  "Liquidity Event" shall mean any acquisition of all or substantially all of the assets of the Corporation, or transaction or series of transactions involving the Corporation, or its securities, whether by consolidation, merger, purchase of shares of capital stock or other reorganization or combination or otherwise, in which the holders of the Corporation's outstanding shares of capital stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction.

                  "Liquidation Preference" shall have the meaning as set forth in Section 3.1.1

                  "Majority Interest" shall mean, with respect to a particular class of capital stock entitled to vote on a particular matter, the votes of such class of capital stock representing greater than fifty percent (50%) of the total number of votes eligible to be cast on the matter being voted on.

                  "Net Consideration Per Share" shall have the meaning as set forth in Section 5.2.1(3) hereof.

                  "PBCL" shall have the meaning as set forth in the introductory paragraph of these Articles of Incorporation.

                  "Preferred Stock" shall have the meaning as set forth in the introductory paragraph of these Articles of Incorporation.

                  "Purchase Price" shall have the meaning set forth in Section 1 hereof.

                  "Redemption Date" shall have the meaning as set forth in
Section 7.1 hereof.

                  "Redemption Notice" shall have the meaning as set forth in
Section 7.1 hereof.

                  "Redemption Price" shall have the meaning as set forth in
Section 7.1 hereof.

                  "Safeguard" shall mean Safeguard Scientifics, Inc., a Pennsylvania corporation, and/or any Affiliate.

                  "Series F Preferred Stock" shall have the meaning set forth in
Section 1 hereof.

                  "Subsidiary" and "Subsidiaries" shall have the meaning as set forth in Section 2.4 hereof.

                  "Transaction Payment" shall have the meaning as set forth in
Section 3.2.1 hereof.

                                    EXHIBIT C

                                 NOTE AMENDMENT

                FIRST AMENDMENT TO SECOND AMENDED REVOLVING NOTE

         THIS FIRST AMENDMENT TO SECOND AMENDED REVOLVING NOTE ("Amendment") is dated this 20th day of February, 2001, by and between Tangram Enterprise Solutions, Inc., a Pennsylvania corporation (the "Debtor") and Safeguard Scientifics, Inc., a Pennsylvania corporation (the "Holder").

                                    RECITALS

         WHEREAS, pursuant to that certain Securities Conversion Agreement dated as of the date hereof, between the Debtor and the Holder, the Holder is converting $3,000,000 of the aggregate amount of principal outstanding under that certain Second Amended Revolving Note dated September 11, 1997 issued by the Company in favor of the Investor (the "Revolver Note") into 3,000 shares of Series F Convertible Preferred Stock (the "Conversion");

         WHEREAS, in connection with the Conversion, the Debtor and the Holder desire to amend the Revolver Note to reduce the principal amount available thereunder from Six Million Dollars ($6,000,000) to Three Million Dollars ($3,000,000).

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         1. The first paragraph of the Revolver Note is hereby amended in its entirety to read as follows:

                  FOR VALUE RECEIVED, Tangram Enterprise Solutions, Inc., a Pennsylvania corporation (the "Borrower"), having an office at 11000 Regency Parkway, Suite 401, Cary, North Carolina 27511-8504, hereby promises to pay to the order of Safeguard Scientifics, Inc., a Delaware corporation (the "Lender") or its registered assigns, at the Lender's office located at 435 Devon Park Drive, Wayne, Pennsylvania 19087 or at such other place in the continental United States as the Lender may designate in writing, upon demand, in lawful money of the United States, and in immediately available funds, the principal sum of up to Three Million and no/100 Dollars ($3,000,000), or so much thereof as shall have been advanced by the Lender to the Borrower as hereinafter set forth and then be outstanding, and to pay interest thereon monthly in arrears on the first business day of each calendar month at an annual rate equal to the announced prime rate of PNC Bank, N.A. of Philadelphia, Pennsylvania (the "Prime Rate") plus one percent (1%). All amounts advanced hereon, but not to exceed $3,000,000 at any one time outstanding in the aggregate, shall be so advanced upon the request of the Borrower. All amounts so advanced hereon and all payments made on account of the principal hereof shall be recorded in the books of the Lender, which records shall be final and binding, but failure to do so shall not release the Borrower from any of its obligations hereunder.

         2. Except as modified by this Amendment, the Revolver Note shall remain in full force and effect in accordance with it terms. In the event of any inconsistencies between the Revolver Note and this Amendment, this Amendment shall prevail.

         3. The parties hereby acknowledge that the principal outstanding under the Revolver Note as of the date hereof, after giving effect to the Conversion, is $500,000.

         4. The parties hereby acknowledge that the accrued but unpaid interest outstanding under the Revolver Note as of the date hereof, after giving effect to the Conversion, is $81,867.38.

         5. This Amendment shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of laws principals of any jurisdiction.

         6. This Amendment and any amendment or supplement hereto may be executed by the parties in separate counterparts, whether originally or by facsimile, each of which when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same agreement.


                [THE REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


                                       DEBTOR


                                       TANGRAM ENTERPRISE SOLUTIONS, INC.

                                       By:
                                           ----------------------------------
                                           John Nelli, Senior Vice President
                                           and Chief Financial Officer



                                       HOLDER


                                       SAFEGUARD SCIENTIFICS, INC.

                                       By:
                                           ----------------------------------


                                       3